UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2008

SYNVISTA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16043	13-3304550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 West Grand Avenue
Montvale, New Jersey 07645
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (201) 934-5000

___________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a), (b), (d), (e) and (f): Not applicable.

(c)    On March 25, 2008, the Audit Committee of the Board of Directors of Synvista Therapeutics, Inc. (“Synvista” or the “Company”) named Wendy A. Milici, age 36, as the Company’s principal financial officer. Ms. Milici receives an annual base salary of $125,000 per year and is eligible to receive an annual performance-based cash bonus of 20% of her base salary upon the achievement of certain performance goals.

Ms. Milici joined Synvista in November 2004 and serves as the Company’s director of finance and administration, responsible for preparing operating budgets and forecasts, coordinating the audit process, negotiating consulting agreements, confidential disclosure agreements and material transfer agreements, and preparing and coordinating the Company’s filings with the Securities and Exchange Commission, among other responsibilities. Prior to joining Synvista, Ms. Milici was an audit administrator at AXA Financial, f/k/a The MONY Group, beginning in 1998, where she was responsible for the development of the company’s budget and the preparation of audit committee materials. From 1993 to 1998, Ms. Milici was a senior analyst and project coordinator at Solomon Brothers. She also was a lead assistant in the loan syndication department at JP Morgan from 1991 to 1993. Ms. Milici holds a Bachelor of Science, magna cum laude, from Caldwell College and will receive her Masters in Business Administration from Caldwell College in December 2008.

There is no family relationship between Ms. Milici and any director, executive officer, or person nominated or chosen by Synvista to become a director or executive officer. In addition, there are no transactions between Synvista and Ms. Milici or any member of Ms. Milici’s immediate family of the type set forth in Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNVISTA THERAPEUTICS, INC.

Dated: March 26, 2008	/s/ Noah Berkowitz
Noah Berkowitz, M.D., Ph.D.
President and Chief Executive Officer